Exhibit 23.1
CONSENT OF ODENBERG, ULLAKKO, MURANISHI & CO. LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-3 of Questcor Pharmaceuticals, Inc. to be filed on or about June 8, 2006 of our report dated February 27, 2006, relating to the consolidated financial statements of Questcor Pharmaceuticals, Inc., included in the Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference of our report dated February 27, 2006, relating to the financial statement schedule for year ended December 31, 2005, which appears in such Annual Report on Form 10-K.
/s/ Odenberg, Ullakko, Muranishi & Co. LLP
San Francisco, California
June 8, 2006